Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Mark Fischer-Colbrie	Jody Cain (jcain@lhai.com)
Chief Financial Officer	Bruce Voss (bvoss@lhai.com)
Adeza Biomedical Corporation	Lippert/Heilshorn & Associates, Inc.
(408) 745-0975	(310) 691-7100
ir@adeza.com

ADEZA ANNOUNCES 2004 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Reports 10th Consecutive Quarter of Profitability on Record Product Sales

SUNNYVALE, Calif. (March 9, 2005) – Adeza (NASDAQ: ADZA) today announced financial results for the three months and year ended December 31, 2004.

For the three months ended December 31, 2004, Adeza posted its 10th consecutive profitable quarter. The company reported that net income for the fourth quarter of 2004 was $1.6 million, an increase of $436,000 or 38% from net income of $1.2 million for the fourth quarter of 2003. Diluted net income per share for the fourth quarter of 2004 was $0.11 based on 14.5 million shares outstanding, compared with diluted net income per share of $0.09 based on 12.8 million shares outstanding for the fourth quarter of 2003. The change in share count is primarily attributed to the completion in December 2004 of the company’s initial public offering of 4.3 million common shares.

Adeza reported record quarterly product sales for the fourth quarter of 2004 of $9.2 million, an increase of $1.9 million or 26%, compared with product sales of $7.3 million for the fourth quarter of 2003. The increase in the 2004 fourth quarter is primarily attributed to higher unit sales of the Fetal Fibronectin Test.

For the three months ended December 31, 2004, selling and marketing expenses were $4.3 million, compared with $3.2 million for the comparable period in 2003, due mainly to additional field sales representatives, costs associated with increased headcount and expansion of marketing programs. General and administrative expenses for the fourth quarter of 2004 were $1.4 million, compared with $940,000 in the prior-year fourth quarter, due primarily to headcount related costs. Research and development expenses increased to $697,000 for the fourth quarter of 2004, compared with $481,000 for the fourth quarter of 2003, due mainly to costs related to clinical studies.

For the year ended December 31, 2004, Adeza reported net income of $8.9 million, or $0.65 per diluted share based on 13.6 million shares outstanding, compared with net income of $3.2 million, or $0.26 per diluted share based on 12.5 million shares outstanding, for the year ended December 31, 2003. Cost of product sales for 2004 included a one-time benefit of $2.7 million.

For the year ended December 31, 2004, the company reported product sales of $33.6 million, an increase of $7.1 million from $26.5 million for the year ended December 31, 2003.

As of December 31, 2004, Adeza had cash and cash equivalents of $80.1 million, stockholders’ equity of $81.7 million and working capital of $81.3 million. The company’s cash position as of December 31, 2004 reflects net proceeds of $61.9 million from the company’s initial public offering.

“We are extremely pleased to report record quarterly product sales up 26% from the prior year driven by increased sales of our patented, disposable Fetal Fibronectin Test to assess the risk of preterm birth,” said Emory V. Anderson, president and chief executive officer of Adeza. “Our plan for the current year is to leverage our sales and marketing infrastructure to further increase sales of the Fetal Fibronectin Test in the markets for women in the ‘signs and symptoms’ and ‘high risk’ categories for preterm birth.”

Also today Adeza introduced 2005 financial guidance. The company expects 2005 product sales to be in the range of $42 to $44 million.

Adeza designs, manufactures and markets innovative products for women’s health. Adeza’s initial focus is on reproductive healthcare, using its proprietary technologies to predict preterm birth and assess infertility. Adeza’s principal product is a patented diagnostic test, the Fetal Fibronectin Test, which utilizes a single-use, disposable cassette and is analyzed on Adeza’s patented TLiIQ® System. This product is approved by the U.S. Food and Drug Administration (FDA) for broad use in assessing the risk of preterm birth. Adeza also markets and sells the E-tegrity® Test, an infertility-related test to assess receptivity of the uterus to embryo implantation in women with unexplained infertility.

Adeza cautions you that statements included in this press release that are not a description of historical facts may be forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Adeza that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Adeza’s business including, without limitation, statements about the expansion of products, markets and offerings, additional product indications and its expected financial results. All forward-looking statements are qualified in their entirety by this cautionary statement and Adeza undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

[Tables to follow]

Adeza
Statements of Operations
(in thousands, except share and per share information)

	Three Months Ended		Years Ended
	December 31,		December 31,
	(unaudited)	(unaudited)	(unaudited)
	2004	2003	2004	2003

Product sales	$9,191	$7,314	$33,596	$26,499

Cost of product sales	1,299	1,466	2,195	6,087

Gross profit	7,892	5,848	31,401	20,412

Operating costs and expenses:

Selling and marketing	4,269	3,236	15,907	12,259

General and administrative	1,366	940	3,997	2,730

Research and development	697	481	2,451	2,001

Total operating costs and expenses	6,332	4,657	22,355	16,990

Income from operations	1,560	1,191	9,046	3,422

Interest income	135	26	239	112

Interest expense	—	(22)	—	(131)

Other expenses, net	(6)	—	(6)	(33)

Income before income taxes	1,689	1,195	9,279	3,370

Provision for income taxes	103	45	410	135

Net income	$1,586	$1,150	$8,869	$3,235

Basic net income per share	$0.41	$6.31	$8.05	$17.78

Diluted net income per share	$0.11	$0.09	$0.65	$0.26

Shares used to compute basic net income per share	3,831,647	182,160	1,102,078	181,965

Shares used to compute diluted net income per share	14,465,376	12,771,273	13,648,954	12,515,063

Adeza
Balance Sheets
(in thousands, except share and per share information)

	December 31,
	2004	2003

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$80,118	$12,092
Accounts receivable, net of allowance of $303 and $264 at December 31, 2004 and 2003, respectively	6,628	5,294
Inventories	667	590
Prepaid and other current assets	271	188

Total current assets	87,684	18,164
Property and equipment, net	268	252
Note receivable-related party	—	76
Intangible assets, net	176	224

Total assets	$88,128	$18,716

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,750	$2,428
Accrued compensation	1,863	1,675
Accrued royalties	1,007	3,449
Other accrued liabilities	752	545
Deferred revenue	45	414

Total current liabilities	6,417	8,511
Convertible preferred stock, $0.001 par value; issuable in series; 5,000,000 shares authorized at December 31, 2004; 16,516,335 shares authorized at December 31, 2003; no shares issued and outstanding at December 31, 2004; 15,409,062 shares issued and outstanding at December 31, 2003	—	61,484
Commitments and contingencies Stockholders’ equity (deficit):
Common stock, $0.001 par value; 100,000,000 shares authorized at December 31, 2004; 25,000,000 shares authorized at December 31, 2003; 16,461,390 and 182,160 shares issued and outstanding, actual at December 31, 2004 and 2003, respectively	16	—
Additional paid-in capital	129,695	2,358
Deferred compensation	(3,232)	—
Accumulated deficit	(44,768)	(53,637)

Total stockholders’ equity (deficit)	81,711	(51,279)

Total liabilities and stockholders’ equity (deficit)	$88,128	$18,716

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